As filed October 20, 2010	File No. 333-164096

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Healthy Fast Food, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	43-2092180 (I.R.S. Employer Identification No.)

1175 American Pacific, Suite C
Henderson, Nevada 89074
(702) 448-5301
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Henry E. Cartwright, President
Healthy Fast Food, Inc.
1175 American Pacific, Suite C
Henderson, Nevada 89074
 (702) 448-5301
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Fay M. Matsukage, Esq. Dill Dill Carr Stonbraker & Hutchings, P.C. 455 Sherman Street Suite 300 Denver, Colorado 80203 (303) 777-3737; (303) 777-3823 fax	Mark A. von Bergen, Esq. Jason H. Barker, Esq. Holland & Knight LLP 2300 US Bancorp Tower 111 SW Fifth Avenue Portland, Oregon 97204 (503) 243-2300; (503) 241-8014 fax

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [X] 333-164096

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ] Non-accelerated filer [ ]	Accelerated filer [ ] Smaller reporting company [X]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-164096) is being filed pursuant to Rule 462(d) solely for the purpose of filing Exhibits 1.1 and 4.7 to such Registration Statement.  Accordingly, this Amendment consists of only the facing page, this explanatory note, Item 16 of Part II and the Exhibit Index of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.       Exhibits and Financial Statement Schedules

Regulation S-K Number	Exhibit
1.1	Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation (1)
3.2	Amended Bylaws (1)
4.1	Form of common stock certificate (2)
4.2	Form of Class A warrant (included in Exhibit 4.5) (3)
4.3	Form of Class B warrant (included in Exhibit 4.5) (3)
4.4	Form of 2008 Warrant Agreement between the Registrant and Computershare Trust Company, N.A. (3)
4.5	Form of Class C warrant (included in Exhibit 4.6)
4.6	Form of Warrant Agreement between the Registrant and Computershare Trust Company, N.A. (4)
4.7	Form of Underwriter’s Purchase Warrant
5.1	Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C. (4)
10.1	2007 Stock Option Plan, as amended (1)
10.2	Asset Purchase Agreement with U-Swirl Yogurt, Inc. Dated September 19, 2008 (5)
10.3	Area Development Agreement for Phoenix Arizona Metropolitan Statistical Area (6)
10.4	Area Development Agreement for Monmouth County, New Jersey (4)
10.5	Area Development Agreement for Tucson, Arizona (4)
10.6	Form of Franchise Agreement (4)
10.7	Area Development Agreement for Boise, Idaho (4)
16.1	Letter from Reeves, Evans, McBride & Zhang, LLP (3)
21	List of Subsidiaries (4)
23.1	Consent of Dill Dill Carr Stonbraker & Hutchings, P.C. Reference is made to Exhibit 5.1
23.2	Consent of L.L. Bradford & Company, LLC (4)
_____________
(1)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed August 13, 2007.
(2)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed March 11, 2008.
(3)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed February 8, 2008.
(4)	Filed previously.
(5)	Incorporated by reference to the exhibits to the registrant’s current report on Form 8-K (File No. 0-53130) filed September 22, 2008.
(6)	Incorporated by reference to the exhibits to the registrant’s annual report on Form 10-K (File No. 0-53130) filed March 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on October 20, 2010.

HEALTHY FAST FOOD, INC.

By:	/s/ Henry E. Cartwright
Henry E. Cartwright, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Henry E. Cartwright	President, Chief Executive Officer, Interim Chief Financial Officer and Director (Principal Executive and Financial Officer)	October 20, 2010
Henry E. Cartwright

/s/ Sam Dewar	Director	October 20, 2010
Sam Dewar

Director
Gregory R. Janson

INDEX TO EXHIBITS

Regulation S-K Number	Exhibit
1.1	Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation (1)
3.2	Amended Bylaws (1)
4.1	Form of common stock certificate (2)
4.2	Form of Class A warrant (included in Exhibit 4.5) (3)
4.3	Form of Class B warrant (included in Exhibit 4.5) (3)
4.4	Form of 2008 Warrant Agreement between the Registrant and Computershare Trust Company, N.A. (3)
4.5	Form of Class C warrant (included in Exhibit 4.6)
4.6	Form of Warrant Agreement between the Registrant and Computershare Trust Company, N.A. (4)
4.7	Form of Underwriter’s Purchase Warrant
5.1	Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C. (4)
10.1	2007 Stock Option Plan, as amended (1)
10.2	Asset Purchase Agreement with U-Swirl Yogurt, Inc. Dated September 19, 2008 (5)
10.3	Area Development Agreement for Phoenix Arizona Metropolitan Statistical Area (6)
10.4	Area Development Agreement for Monmouth County, New Jersey (4)
10.5	Area Development Agreement for Tucson, Arizona (4)
10.6	Form of Franchise Agreement (4)
10.7	Area Development Agreement for Boise, Idaho (4)
16.1	Letter from Reeves, Evans, McBride & Zhang, LLP (3)
21	List of Subsidiaries (4)
23.1	Consent of Dill Dill Carr Stonbraker & Hutchings, P.C. Reference is made to Exhibit 5.1
23.2	Consent of L.L. Bradford & Company, LLC (4)
_____________
(1)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed August 13, 2007.
(2)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed March 11, 2008.
(3)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed February 8, 2008.
(4)	Filed previously.
(5)	Incorporated by reference to the exhibits to the registrant’s current report on Form 8-K (File No. 0-53130) filed September 22, 2008.
(6)	Incorporated by reference to the exhibits to the registrant’s annual report on Form 10-K (File No. 0-53130) filed March 31, 2010.